As filed with the Securities and Exchange Commission on September 27, 2001
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BAY VIEW CAPITAL CORPORATION

(Exact Name of registrant as specified in its charter)

Delaware	94-3078031

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1840 Gateway Drive
San Mateo, California	94404

(Address of Principal Executive Offices)	(Zip Code)

BAY VIEW CAPITAL CORPORATION
2001 EQUITY INCENTIVE PLAN FOR EMPLOYEES
(Full title of plan)

Carolyn Williams-Goldman
Executive Vice President and General Counsel
Bay View Capital Corporation
1840 Gateway Drive San Mateo, CA 94404

(Name and address of agent for service)

(650) 312-7286

(Telephone number, including area code, of agent for service)

Copy to:
Frederick W. Dreher, Esquire
Duane, Morris & Heckscher LLP
4200 One Liberty Place
Philadelphia, Pennsylvania 19103-7396

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $.01	3,200,000 shares	$6.45	$20,640,000	$5,160

(1)         This registration statement also registers such additional shares as may be required to be issued under the Bay View Capital Corporation 2001 Equity Incentive Plan for Employees in the event of a stock dividend, reverse stock split, split-up, reclassification and/or other similar event.

(2)         Pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed on the basis of $6.45 per share, the average of the high and low sales prices of the Common Stock of the Registrant on the New York Stock Exchange on September 25, 2001.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

                The following material is incorporated herein by reference:

                (i)         The Annual Report on Form 10-K of Bay View Capital Corporation (the "Company") for the year ended December 31, 2000, as filed by the Company with the Securities and Exchange Commission (the "Commission") on March 28, 2001.

                (ii)         The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, as filed by the Company with the Commission on August 13, 2001.

                (iii)        The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, as filed by the Company with the Commission on May 14, 2001.

                (iv)        The Company's Current Report on Form 8-K filed by the Company with the Commission on July 13, 2001, as amended on Form 8-K/A filed by the Company with the Commission on July 26, 2001 and as further amended on Form 8-K/A filed by the Company with the Commission on August 2, 2001.

                (v)         The Company's Current Report on Form 8-K filed by the Company with the Commission on May 30, 2001.

                (vi)        The Company's Current Report on Form 8-K filed by the Company with the Commission on May 22, 2001.

                (vii)       The Company's Current Report on Form 8-K filed by the Company with the Commission on May 17, 2001.

                (viii)      The Company's Current Report on Form 8-K filed by the Company with the Commission on May 1, 2001.

                (ix)         The Company's Current Report on Form 8-K filed by the Company with the Commission on February 2, 2001.

                (x)          The Company's Definitive Proxy Statement on Schedule 14A dated May 31, 2001, as filed by the Company with the Commission on June 1, 2001.

                (xi)         The description of the Common Stock set forth in the Company's Form 8-A Registration Statement filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on March 9, 1999.

                All reports or other documents filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, in each case filed by the

Company prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated herein by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.         Description of Securities.

                No answer to this item is required because the class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.         Interests of Named Experts and Counsel.

                The validity of the issuance of the shares of Common Stock registered hereby will be passed upon for the Company by Duane, Morris & Heckscher LLP, Philadelphia, Pennsylvania. As of September 10, 2001, partners of Duane, Morris & Heckscher LLP beneficially owned 51,627 shares of the Company's outstanding Common Stock, of which 627 shares represent shares of Common Stock purchasable under currently exercisable warrants..

Item 6.         Indemnification of Directors and Officers.

                As authorized by Section 102(b)(7) of the Delaware General Corporation Law, the Company's certificate of incorporation eliminates to the fullest extent permitted by Delaware law the personal liability of the Company's directors to the Company or the Company's stockholders for monetary damages for any breach of fiduciary duty as a director.

                Section 9 of the Company's certificate of incorporation provides for indemnification of any of the Company's directors or officers against any and all expense, liability and loss (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent authorized by Delaware law, subject to certain limitations set forth in the certificate of incorporation. Section 9 also authorizes the Company to purchase insurance on behalf of directors and officers against liabilities incurred in their capacities as such.

                Section 145 of the Delaware General Corporation Law authorizes a corporation's board of directors to grant indemnity under certain circumstances to directors and officers, when made, or threatened to be made, parties to certain proceedings by reason of their status with the corporation, against judgments, fines, settlements and expenses, including attorneys' fees. In addition, under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in defense of a proceeding by or on behalf of the corporation. Similarly, the corporation, under certain circumstances, is authorized to indemnify directors and officers of other corporations or enterprises who are serving as such at the request of the corporation, when such persons are made, or threatened to be made, parties to certain proceedings by reason of such status, against judgments, fines, settlements and expenses, including attorneys' fees; and under certain circumstances, such persons may be indemnified against expenses actually and reasonably incurred in connection with the defense or settlement of a proceeding by or in the name of such other corporation or enterprise. Indemnification is permitted where such person (i) was acting in good faith, (ii) was acting in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation or other corporation or enterprise, as appropriate, (iii) with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful and (iv) was not adjudged to be liable to the corporation or other corporation or enterprise (unless the court where the proceeding was brought determines that such person is fairly and reasonably entitled to indemnity).

                Unless ordered by a court, indemnification may be made only following a determination that such indemnification is permissible because the person being indemnified has met the requisite standard of conduct. Such determination may be made (i) by the corporation's board of directors by a majority vote of directors not at the time parties to such proceeding, even if less than a quorum; (ii) by a committee of such directors designated by the majority vote of such directors, even if less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders.

                Section 145 also permits expenses incurred by directors and officers in defending a proceeding to be paid by the corporation in advance of the final disposition of such proceedings upon the receipt of an undertaking by the director or officer to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against such expenses.

                Under a directors' and officers' liability insurance policy, directors and officers of the Company are insured against certain liabilities, including certain liabilities under the Securities Act of 1933.

Item 7.         Exemption from Registration Claimed.

                No answer to this item is required because no restricted securities are to be reoffered or resold pursuant to this Registration Statement.

Item 8.         Exhibits.

No.	Description

5	Opinion of Duane, Morris & Heckscher LLP.

10	Bay View Capital Corporation 2001 Equity Incentive Plan for Employees.

23.1	Consent of Duane, Morris & Heckscher LLP (included in its opinion filed as Exhibit 5).

23.2	Consent of KPMG LLP.

24	Power of Attorney (included on the signature pages hereto).

Item 9.       Undertakings.

                The Company hereby undertakes:

                (a)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                              (i)         to include any prospectus required by Section 10(a)(3) of the Securities Act;

                              (ii)         to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                              (iii)       to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(i) and (a)(ii) of this Item 9 do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference therein.

                (b)         For the purpose of determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof; and

                (c)         To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

                The Company hereby further undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                The Company hereby further undertakes that insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Mateo, California on September 27, 2001.

BAY VIEW CAPITAL CORPORATION

By:	/s/ Robert B. Goldstein
Robert B. Goldstein,
President and Chief Executive Officer

        Know all men by these presents, that each person whose signature appears below constitutes and appoints Robert B. Goldstein and Carolyn Williams-Goldman, and each or either of them, as such person's true and lawful attorneys-in-fact and agents, with full power of substitution, for such person, and in such person's name, place and stead, in any and all capacities to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

           Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert B. Goldstein
Robert B. Goldstein	President, Chief Executive Officer and a Director (principal executive officer)	September 27, 2001

/s/ John W. Rose
John W. Rose	Chief Financial Officer (principal financial and accounting officer)	September 27, 2001

/s/ Paula R. Collins
Paula R. Collins	Director	September 27, 2001

/s/ Robert G. Cox
Robert G. Cox	Director	September 27, 2001

/s/ Roger K. Easley
Roger K. Easley	Director	September 27, 2001

/s/ Thomas M. Foster
Thomas M. Foster	Director	September 27, 2001

/s/ Robert M. Greber
Robert M. Greber	Director	September 27, 2001

/s/ John R. McKean
John R. McKean	Director	September 27, 2001

/s/ Angelo J. Siracusa
Angelo J. Siracusa	Director	September 27, 2001

EXHIBIT INDEX

(Pursuant to Item 601 of Regulation S-K)

Exhibit No.	Exhibit	Reference

5	Opinion of Duane, Morris & Heckscher LLP.	Filed herewith

10	Bay View Capital Corporation 2001 Equity Incentive Plan for Employees.	Filed herewith

23.1	Consent of Duane, Morris & Heckscher LLP (included in its opinion filed as Exhibit 5).	Filed herewith

23.2	Consent of KPMG LLP.	Filed herewith

24	Power of Attorney (included on the signature pages hereto).	Filed herewith